Exhibit 99.1

ServiceSource Announces Four New Appointments to Board of Directors

◾    Company appoints Andrew M. Baker, Jane Okun Bomba, John A. Meyer, and Robin L. Smith

◾    Additions expand ServiceSource’s Board with respected world-class leaders

◾    Planned retirement of three directors at the conclusion of their term

DENVER — Mar. 3, 2020 – ServiceSource (NASDAQ: SREV), the digital customer journey experience company, announced today the appointment of Andrew (Andy) M. Baker, Jane Okun Bomba, John A. Meyer, and Robin L. Smith to the Company’s Board of Directors, effective immediately. The Company also announced that independent directors Robert G. Ashe, Bruce W. Dunlevie, and Thomas F. Mendoza intend to retire from service on the Board at the expiration of their current terms and will not stand for re-election at ServiceSource’s 2020 Annual Meeting of Stockholders.

“We are very pleased to welcome Andy, Jane, John, and Robin as new independent directors to ServiceSource’s Board,” said Gary B. Moore, ServiceSource’s chairman and chief executive officer. “Their proven track records and collective expertise will be immensely valuable as we execute our long-term strategy. They will be a strong complement to the experience and skills of our existing board members, and we look forward to benefiting from their contributions and unique perspective. We are thrilled they have chosen to join ServiceSource at an exciting time in our transformation journey, as we continue our progress strengthening the Company’s fundamentals to enable a return to profitable growth.”

The Company’s Board of Directors routinely evaluates its structure to ensure that ServiceSource has an appropriately diverse, skilled, and actively engaged Board with the requisite depth and composition to ensure long-term value realization. With the appointment of these four new directors, ServiceSource has refreshed its Board with six new independent directors since the beginning of 2019.

“In addition to welcoming the new directors, we also extend our appreciation to Rob, Bruce, and Tom for their years of service to the Company,” continued Moore. “Their vision and leadership have been instrumental in building ServiceSource into a global market leader that drives the customer journey experience for many of the world’s most recognizable technology brands. Their efforts on behalf of ServiceSource and our stockholders have repositioned the Company to better capitalize on the attractive growth and value creation opportunities in front of us.”

Andy Baker is the immediate past Managing Partner of Baker Botts, an Am Law 100 law firm with operations in 14 cities across the United States, Europe, the Middle East and Asia Pacific. As a practicing attorney for more than 30 years, Mr. Baker worked closely with a number of Fortune 100 companies as a strategic and trusted advisor. In addition to ServiceSource, he serves on the board of directors of private equity-backed McLarens, a global loss adjusting company. Mr. Baker will join ServiceSource’s Audit Committee and Nominating and Governance Committee.

Jane Okun Bomba is President of Saddle Ridge Consulting and advises companies on a range of strategic issues, including investor relations, corporate perception and governance, transaction integration, human resources, and ESG. From 2004 to 2017, she was an executive at IHS Markit (NYSE: INFO), most recently serving as the Executive Vice President, Chief Administrative Officer, where she led large transformational initiatives. In addition to ServiceSource, Ms. Okun Bomba serves on the board of directors of Brightview Holdings (NYSE: BV) and Kickstart International. She will serve as chair of ServiceSource’s Compensation Committee and will join the Audit Committee.

John Meyer most recently served as the Executive Chairman of Arise Virtual Solutions Inc., until its successful exit to Warburg Pincus in December 2019. Prior to joining Arise, Mr. Meyer served as chief executive officer and president of Acxiom Corporation (NASDAQ: ACXM), as president of the Global Services group of Alcatel-Lucent (NYSE: ALU), and as a senior executive for nearly 20 years at Electronic Data Systems (EDS). Mr. Meyer will chair ServiceSource’s Nominating and Governance Committee and will join the Audit Committee.

Dr. Robin Smith is a successful executive and board advisor, and currently serves on the board of directors of Sorrento Therapeutics (NASDAQ: SRNE), Seelos Therapeutics (NASDAQ: SEEL), and Celularity Inc. Dr. Smith has also served as chairman of the board of directors of MYnd Analytics, Inc. (NASDAQ: MYND now EMMA), on the board of directors of Rockwell Medical (NASDAQ: RMTI), Signal Genetics (NASDAQ: SGNL), and BioXcel Corporation, and was chairman and chief executive officer of Neostem (NASDAQ: NBS). She will join ServiceSource’s Nominating and Governance Committee.

About ServiceSource

ServiceSource International, Inc. (NASDAQ: SREV) brings the world’s greatest brands closer to their customers through digitally-enabled solutions and data-driven insights that personalize and power the “moments that matter”. Backed by 20 years of experience, an industry-leading technology platform, a robust global footprint and a powerful suite of solutions that enhance every touchpoint along the Customer Journey Experience (CJX), we deliver impactful revenue growth for global market leaders. Operating out of eight countries with more than 3,000 sales delivery professionals speaking 45 languages, ServiceSource drives billions of dollars in client value annually. To learn more about how we help our clients more effectively find, convert, nurture, grow and retain their customers, visit www.servicesource.com.

Connect with ServiceSource:

Investor Relations Contact for ServiceSource

Chad Lyne

clyne@servicesource.com

720-889-8784

Trademarks

ServiceSource®, and any ServiceSource product or service names or logos above are trademarks of ServiceSource International, Inc. All other trademarks used herein belong to their respective owners.